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                      October 21, 2022

       Xin Guan
       Chief Executive Officer
       Ucommune International Ltd
       Guang Hua Road, No 2 , Tower D, Floor 8
       Chaoyang District , Beijing 10002

                                                        Re: Ucommune
International Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 10, 2022
                                                            File No. 001-39738

       Dear Xin Guan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services